                                                                    EXHIBIT 99.2


           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the acquisition by USA Networks, Inc. ("USAi") of Precision Response Corporation ("PRC") as well as other transactions completed by USAi in 1999. The acquisition of PRC will be accounted for under the purchase method of accounting. The other transactions made by USAi in 1999 include:

         (1) the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of two entities which operate Hotel Reservations Network on May 10, 1999; and

         (2) the acquisition of October Films, in which Universal owned a majority interest, and the domestic film distribution and development business of Universal previously operated by Polygram Filmed Entertainment, Inc. on May 28, 1999.

         The pro forma combined condensed financial statements reflect some assumptions regarding the transactions and are based on the historical financial statements of USAi and PRC. The combined condensed financial statements, including the notes accompanying them, are qualified in their entirety by reference to, and should be read in conjunction with, USAi's and PRC's audited financial statements, including the notes accompanying them.

         The pro forma combined condensed balance sheet as of December 31, 1999 gives effect to the acquisition of PRC as if it had occurred on December 31, 1999.

         The pro forma combined condensed statement of operations for the year ended December 31, 1999 reflects USAi's and PRC's audited statements of operations for the year ended December 31, 1999, adjusted for the pro forma effects of the acquisition of PRC, as well as the completion of the other USAi transactions listed above, as if such transactions had occurred as of January 1, 1999.

         USAi is in the process of evaluating the fair value of PRC's assets acquired and liabilities assumed in order to make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary and has been made solely for the purpose of developing such unaudited pro forma combined condensed financial information.

         The pro forma combined condensed balance sheet and statement of operations are presented for illustrative purposes only. They are not necessarily indicative of the results of operations or financial position which actually would have been reported had these transactions occurred as of December 31, 1999 or as of January 1, 1999, nor are they necessarily indicative of USAi's future financial results of operations.

         Share and per share amounts have been adjusted to reflect USAi's two-for-one stock split which became effective on February 24, 2000 for holders of record as of February 10, 2000.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                           PRO FORMA       PRO FORMA
                                                              USAI            PRC         ADJUSTMENTS      COMBINED
                                                           -----------    -----------     -----------     -----------
ASSETS
Current Assets:
Cash and short-term investments .......................    $   424,239    $     2,067     $   (10,000)(1) $   416,306
Accounts and notes receivable, net ....................        454,341         46,372                         500,713
Inventories, net ......................................        470,844                                        470,844
Other .................................................         39,031          6,537                          45,568
                                                           -----------    -----------     -----------     -----------

   Total current assets ...............................      1,388,455         54,976         (10,000)      1,433,431
Property, plant and equipment, net ....................        356,631         88,109                         444,740
Intangible assets including goodwill, net .............      6,831,487                        625,233 (1)   7,456,720
Cable distribution fees, net ..........................        130,988                                        130,988
Long-term investments and notes receivable ............        147,631                                        147,631
Advance to Universal ..................................        163,814                                        163,814
Inventories, net ......................................        166,477                                        166,477
Deferred charges and other ............................         67,669          6,278                          73,947
                                                           -----------    -----------     -----------     -----------

   Total assets .......................................    $ 9,253,152    $   149,363     $   615,233     $10,017,748


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt ..................    $    10,801    $     1,691     $        --     $    12,492
Accounts payable, accrued and other current liabilities        286,929         18,472                         305,401
Obligations for program rights and film costs .........        272,945                                        272,945
Deferred revenue ......................................         83,811                                         83,811
Amounts due under acquisition agreement ...............         17,500                                         17,500
Cable distribution fees payable .......................         43,993                                         43,993
Deferred income taxes .................................          4,050                                          4,050
Other accrued liabilities .............................        311,724         13,525                         325,249
                                                           -----------    -----------     -----------     -----------

   Total current liabilities ..........................      1,031,753         33,688                       1,065,441
Long-term debt ........................................        574,979         23,425                         598,404
Obligation for program rights and film costs ..........        262,810                                        262,810
Other long-term liabilities ...........................        121,815          1,967                         123,782
Minority interest .....................................      4,492,066                                      4,492,066
Stockholders' equity ..................................      2,769,729         90,283         705,516 (1)   3,475,245
                                                                                              (90,283)(2)
                                                           -----------    -----------     -----------     -----------
   Total liabilities and stockholders' equity .........    $ 9,253,152    $   149,363     $   615,233     $10,017,748
                                                           ===========    ===========     ===========     ===========

                               USA NETWORKS, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          OTHER           USAi PRO                     PRO FORMA
                                                          TRANS-            FORMA                        ADJUST-       PRO FORMA
                                            USAi         ACTIONS(3)       COMBINED            PRC         MENTS        COMBINED
                                        -----------    ------------     --------------    -----------    -------      -----------
NET REVENUES.........................   $ 3,235,761    $     54,988     $    3,290,749    $   215,920    $     -      $ 3,506,669
Operating costs and expenses.........
Cost of sales........................     1,867,486          41,232          1,908,718        163,000          -        2,071,718
Other costs..........................       795,458           9,067            804,525         22,477          -          827,002
Amortization of cable
  distribution fees .................        26,680           -                 26,680          -              -           26,680
Depreciation and amortization........       333,117           9,758            342,875         15,440      31,262 (4)     389,577
                                        -----------    ------------     --------------    -----------    -------      -----------
Total operating costs and expenses...     3,022,741          60,057          3,082,798        200,917      31,262       3,314,977
                                        -----------    ------------     --------------    -----------    -------      -----------
Operating income.....................       213,020          (5,069)           207,951         15,003     (31,262)        191,692
Interest income (expense), net.......       (47,948)         (3,610)           (51,558)        (1,121)         -          (52,679)
Gain on sale of securities...........        89,721           -                 89,721          -              -           89,721
Miscellaneous........................         5,779               (2)            5,777          -              -            5,777
                                        -----------    ------------     --------------    -----------    -------      -----------
Earnings before income taxes and            260,572          (8,681)           251,891         13,882     (31,262)        234,511
   minority interest.................
Income tax (expense) benefit.........       (90,906)          2,574            (88,332)        (5,591)    (1,488) (5)     (95,411)
Minority interest....................      (197,297)          -               (197,297)         -         15,534  (6)    (181,763)
                                        -----------    ------------     --------------    -----------    -------      -----------
NET EARNINGS (LOSS)..................   $   (27,631)   $     (6,107)    $      (33,738)   $     8,291    $(17,216)    $   (42,663)
                                        ===========    ============     ==============    ===========    ========     ===========
Net earnings (loss) per common share
     Basic...........................   $    (0.08)                                                                   $    (0.12)
                                        ==========                                                                    ==========
     Diluted.........................   $    (0.08)                                                                   $    (0.12)
                                        ==========                                                                    ==========
Weighted average shares
   outstanding.......................      327,816                                                                       351,898
                                        ==========                                                                    ==========
Weighted average diluted shares
   outstanding.......................      327,816                                                                       351,898
                                        ==========                                                                    ==========

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                        (in thousands, except share data)


(1) Acquisition costs and the preliminary determination of the unallocated excess of merger costs over net assets acquired are set forth below:

    Value of shares of USAi common stock to be issued and
       assumption of "in the money" stock options ........    $704,766
    Estimated transaction costs ..........................         750
                                                              --------
    Total acquisition costs ..............................     705,516
    Less:  net assets acquired (reduced by fee to be paid
       by PRC to investment advisors in conjunction with
       the acquisition by USAi) ..........................      80,283
                                                              ========
    Unallocated excess of acquisition cost over net assets
       acquired preliminarily allocated to goodwill ......    $625,233
                                                              ========


In conjunction with the closing of the acquisition, PRC will pay its investment advisor a fee of approximately $10,000 that will reduce the net assets acquired by USAi. The amount has been reflected in the pro forma balance sheet as a reduction of cash.

The fair value of shares of USAi common stock of $26.18 per share was determined by taking an average of the opening and closing price of USAi common stock for a short period just before and just after the terms of the transaction were agreed to by the parties and announced to the public. The purchase price was increased by the difference in the $26.18 per share multiplied by the conversion ratio and the average exercise price of outstanding PRC options multiplied by the number of outstanding PRC options.

(2)      Reflects elimination of the PRC historical equity.

(3) Reflects the pro forma results of other transactions completed by USAi in 1999. The transactions include the acquisition of substantially all of the assets and assumption of substantially all of the liabilities of two entities that operated the Hotel Reservations Network on May 10, 1999 and the acquisition of October Films and the domestic film distribution and development business previously operated by Polygram Filmed Entertainment on May 28, 1999. The acquisitions were accounted for under the purchase method of accounting. See USAi's Form 10-K for the year ended December 31, 1999 for more information on these transactions. The acquisitions of Hotel Reservations Network and of October Films and Polygram Filmed Entertainment resulted in additional pro forma goodwill amortization of $9.5 million in 1999.

(4) Reflects additional amortization expense resulting from the increase in goodwill and other intangible assets due to the transaction. The unallocated excess of acquisition costs over net assets acquired has been preliminarily allocated to goodwill, which is being amortized over 20 years. In connection with finalizing the purchase price allocation, USAi is currently evaluating the fair value of assets acquired and liabilities assumed. Using this information, USAi will make a final allocation of the purchase price, including allocation to intangibles other than goodwill. Accordingly, the purchase accounting information is preliminary.

(5)      Represents the related income tax effect of the PRC transaction.

(6) Represents the net reduction in minority interest expense of USAi, as PRC will become a subsidiary of USANi LLC, a non-wholly owned subsidiary of USAi. The net reduction in minority interest expense results from the pro forma loss of PRC and from the increase in ownership percentage of USANi LLC by USAi as a result of the contribution of PRC to USANi LLC in exchange for USANi LLC shares.